EXHIBIT 99-1

PRESS RELEASE


Schering's innovative method for breast cancer detection shows first positive results in clinical phase I study



Berlin, August, 28, 2003 - Schering AG, Germany (FSE: SCH, NYSE: SHR) announced today the start of the clinical phase I trial for a new breast cancer detection method, which is expected to offer the advantage of a sensitive and radiation-free diagnosis. The technology combines the existing near-infrared imaging method (optical mammography) with a special fluorescent dye, which was jointly developed by Schering and Fuji Photo Film Co., Ltd., (TSE: 4901, NASDAQ:
FUJIY).

First results with this new type of contrast agent, SF64, in women with suspected breast cancer have shown good safety and tolerability. In all patients examined so far, tumors could be clearly delineated.

"Breast cancer is one of the leading causes of death in women and early as well as precise diagnosis is crucial for successful therapy", said Professor Gunter Stock, Member of the Board of Executive Directors, responsible for research and development. "Besides other advantages, this innovative method offers a radiation-free, cost-effective diagnosis and could avoid straining biopsies in many cases. We expect finalization of the study by mid 2004."

The development of optical mammography with a fluorescent dye should offer a suitable method of breast imaging to women who are difficult to assess because of dense breasts or who have an inconclusive X-ray mammogram. One potential of this new method could be to drastically reduce the numbers of breast biopsies that only show age related tissue changes but no breast cancer. Furthermore, women with an increased genetic risk of breast cancer could potentially benefit from this new development. These women are at risk to develop breast cancer at a young age.

"Optical mammography may offer a sensitive diagnosing and screening method for this patient group without the ionising radiation and discomfort associated with X-ray mammography", explains Dr. Thomas Moesta, principal investigator of the fluorescent based optical contrast agent at the Robert-Rossle Clinic of the Berlin Charite Hospital. "After intravenous injection of the fluorescent dye, the breast is examined using laser light of near infrared wavelength, in order to identify the tumor."

The study

Post menopausal women with suspected breast cancer participate in the clinical trial of optical mammography, to evaluate the new fluorescent dye SF64, which was co-developed by Schering and Fuji Photo Film Co., Ltd., a leading imaging company with strong background in fine chemical technology including fluorescence dyes, in conjunction with the proprietary Computed Tomography Laser Breast Imaging (CTLM(R)) system, newly developed by Imaging Diagnostic Systems, Inc. (OTCBB: IMDS), Plantation, Florida.


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The Phase I trial will include 40 post menopausal women and is embedded in a common activity between the Max Delbrueck Centre for Molecular Medicine, the Charite, and the Helios Klinikum Buch, all in Berlin, for the advancement of Optical Methods for Tumor Detection. So far four patients were examined, and in all of them tumors could be clearly delineated.

Furthermore, the trial demonstrated good safety and tolerability of SF64 at the first dose level. Now, tests will also include different dosage levels.

Optical mammography

Optical mammography is based on the penetration of near-infrared (NIR) light into tissue. By using the CTLM system the new contrast agent SF64 provides a unique fluorescent signal that may help doctors to better detect breast cancer in women with dense breasts or inconclusive results in X-ray mammography.


Schering AG is a research-based pharmaceutical company. Its activities are focused on four business areas: Gynecology&Andrology, Diagnostics&Radiopharmaceuticals, Dermatology as well as Specialized Therapeutics for disabling diseases in the fields of the central nervous system, oncology and cardiovascular system. As a global player with innovative products Schering AG aims for leading positions in specialized markets worldwide. With in-house R&D and supported by an excellent global network of external partners, Schering AG is securing a promising product pipeline. Using new ideas, Schering AG aims to make a recognized contribution to medical progress and strives to improve the quality of life: making medicine work


This press release has been published by Corporate Communication of Schering AG, Berlin, Germany.



Your contacts at Corporate Communication:

Business: Dr Friedrich von Heyl,T:+49-30-46815296; friedrich.vonheyl@schering.de Investor Relations: Peter Vogt, T: +49-30-468 128 38, peter.vogt@schering.de Investor Relations: Niels Matusch, T: +49-30-46815062, niels.matusch@schering.de
Pharma: Dr Claudia Schmitt, T: +49-30-468 158 05, claudia.schmitt@schering.de

Your contacts in the US:

Media Relations: Kimberley Jordan,T:+1-973-487 2592, kimberley_jordan@berlex.com Investor Relations: Joanne Marion, T: +1-973-487 2164, joanne_marion@berlex.com


Find additional information at: www.schering.de/eng

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or circumstances or otherwise.
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